UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 18, 2014
Brixmor Property Group Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-36160	45-2433192
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
420 Lexington Avenue
New York, New York 10170
(Address of Principal Executive Offices) (Zip Code)
(212) 869-3000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On March 18, 2014, Brixmor Operating Partnership LP (the “Borrower”), the operating partnership through which Brixmor Property Group Inc. (the “Company”) holds assets and conducts its operations, entered into a $600 million unsecured term loan facility with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto (the “Credit Facility”), which will mature on March 18, 2019. The Credit Facility provides the option to increase the size of the term loan facility by up to $250 million in additional term loans, subject to certain limitations, for a total commitment of up to $850 million.

The Company is neither a borrower nor a guarantor of the obligations under the Credit Facility. The Borrower is expected to use borrowings under the Credit Facility to repay existing indebtedness of the Borrower under the Company’s $1.25 billion revolving credit facility.

Interest Rate and Fees
Borrowings under the Credit Facility bear interest, at the Borrower’s option, at a rate equal to a margin over either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 0.50% and (3) the LIBOR rate that would be payable on such day for a LIBOR rate loan with a one-month interest period plus 1.00% or (b) a LIBOR rate determined by reference to the London interbank offered rate as administered by ICE Benchmark Administration for the interest period relevant to such borrowing. The margin for the Credit Facility is initially determined by a pricing grid based on the Borrower’s total leverage and ranges from 0.35% to 0.75%, in the case of base rate loans, and 1.35% to 1.75%, in the case of LIBOR rate loans. Upon receiving an investment grade rating, the Borrower may elect to convert to a credit rating based pricing grid.
Prepayments
The Borrower is permitted to voluntarily repay amounts outstanding under the Credit Facility at any time without premium or penalty, subject to certain minimum amounts and the payment of customary “breakage” costs with respect to LIBOR loans. Once repaid, no further borrowings are permitted under the Credit Facility.
Amortization
The Credit Facility has no amortization payments.
Guarantees
The obligations under the Credit Facility are guaranteed by BPG Subsidiary Inc., the limited partner of the Borrower, and Brixmor OP GP LLC, a wholly-owned subsidiary of BPG Subsidiary Inc. and the sole general partner of the Borrower (together, the “Parent Guarantors”).

Certain Covenants and Events of Default
The Credit Facility contains certain customary affirmative and negative covenants and events of default. Such covenants, among other things, restrict, subject to certain exceptions, the ability of the Parent Guarantors, the Borrower and their respective subsidiaries to:

•	engage in certain mergers or consolidations;

•	sell, lease or transfer all or substantially all of their respective assets;

•	engage in certain transactions with affiliates; and

•	make changes in nature of the business.

The Credit Facility also requires the Borrower to maintain a (i) maximum total leverage ratio, (ii) maximum secured leverage ratio, (iii) maximum unsecured leverage ratio, and (iv) minimum fixed charge coverage ratio.

The foregoing is a summary only and is qualified by reference to the Credit Facility, which is attached as Exhibit 10.1 hereto and incorporated by reference herein, and the Guaranty, executed as of March 18, 2014, by the Parent Guarantors for the benefit of JPMorgan Chase Bank, N.A., in its capacity as administrative agent, which is attached as Exhibit 10.2 hereto and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Term Loan Agreement, dated March 18, 2014, among Brixmor Operating Partnership LP, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto.

10.2	Guaranty, executed as of March 18, 2014, by BPG Subsidiary Inc. and Brixmor OP GP LLC for the benefit of JPMorgan Chase, N.A., as administrative agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIXMOR PROPERTY GROUP INC.

By:	/s/Steven F. Siegel
Name:	Steven F. Siegel
Title:	Executive Vice President,
General Counsel and Secretary
Date: March 18, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	Term Loan Agreement, dated March 18, 2014, among Brixmor Operating Partnership LP, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto.

10.2	Guaranty, executed as of March 18, 2014, by BPG Subsidiary Inc. and Brixmor OP GP LLC for the benefit of JPMorgan Chase, N.A., as administrative agent.